Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces First Quarter 2016 Results

•	Revenue of $122.5 million decreased 10% sequentially

•	Net loss for the quarter of $0.20 per basic share

•	Tons sold in Oil and Gas down 9% sequentially

•	Contribution margin in Industrial and Specialty Products up 9% year-over-year

•	Cash and cash equivalents and short-term investments of $470.2 million

Frederick, Md., April 26, 2016 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced a net loss of $10.7 million or $(0.20) per basic share for the first quarter ended March 31, 2016 compared with net income of $14.8 million or $0.28 per basic share for the first quarter of 2015. The first quarter results were negatively impacted by $2.2 million in restructuring costs for actions designed to help bring the business more in line with current market conditions and business development expenses, partially offset by a $1.5 million gain related to an insurance settlement. Excluding these adjustments, EPS was $(0.19) per basic share.

“During the first quarter of 2016, we saw continued pressure on both volumes and pricing in our Oil and Gas segment, as business conditions weakened further and the market environment became even more competitive,” said Bryan Shinn, president and chief executive officer. He added that the Company’s Industrial and Specialty Products segment, however, saw improvement in its business, recording sequential and year-over-year increases in contribution margin, driven largely by a combination of strategic price increases implemented earlier this year and by selling a larger mix of higher-margin products during the quarter.

Commenting on the Company’s common stock offering during the quarter, Shinn said, “The equity raise provides our Company with enhanced financial flexibility and makes a strong balance sheet even stronger. We believe our balance sheet gives us a key strategic advantage over most in our industry and puts us in the best position to drive industry consolidation.”

Going forward, Shinn added that the Company anticipates continued downward pressure on volumes and pricing in its Oil and Gas business in the second quarter, with further declines expected in drilling and completion activity. At the same time, he said, “We are keenly focused on three key areas, cash, customers and costs. We’re tightly managing our cash. We are working to be a faster, more efficient Company to do business with and we are lowering our cost structure during this downturn to be even more competitive and profitable in the upcycle,” he concluded.

First Quarter 2016 Highlights

Total Company

•	Revenue totaled $122.5 million compared with $204 million for the same period last year, a decrease of 40% on a year-over-year basis and a decrease of 10% sequentially from the fourth quarter of 2015.

•	Overall tons sold totaled 2.3 million, down 15% compared with 2.7 million tons sold in the first quarter of 2015 and a decrease of 8% sequentially from the fourth quarter of 2015.

•	Contribution margin for the quarter was $17.7 million, down 74% compared with $67.7 million in the same period of the prior year and a down 20% sequentially from the fourth quarter of 2015.

•	Adjusted EBITDA was $5.3 million compared with Adjusted EBITDA of $51.3 million for the same period last year, a decrease of 90% on a year-over-year basis and a decrease of 51% sequentially from the fourth quarter of 2015.

Oil and Gas

•	Revenue for the quarter totaled $73.9 million compared with $148.8 million in the same period in 2015, a decrease of 50% on a year-over-year basis and a decrease of 17% sequentially from the fourth quarter of 2015.

•	Tons sold totaled 1.4 million, a decrease of 16% compared with 1.7 million tons sold in the first quarter of 2015 and a decrease of 9% sequentially compared with the tons sold in the fourth quarter of 2015.

•	49% of tons were sold in basin compared with 63% sold in basin in the first quarter of 2015.

•	Segment contribution margin was $0.9 million versus $52.2 million in the first quarter of 2015, a decrease of 98% on a year-over-year basis and a decrease of 88% sequentially compared with the fourth quarter of 2015.

Industrial and Specialty Products

•	Revenue for the quarter totaled $48.6 million compared with $55.2 million for the same period in 2015, a decrease of 12% on a year-over-year basis and an increase of 3% on a sequential basis from the fourth quarter of 2015.

•	Tons sold totaled 0.9 million, a decrease of 12% on a year-over-year basis and 6% on a sequential basis compared with the fourth quarter of 2015.

•	Segment contribution margin was $16.9 million compared with $15.5 million in the first quarter of 2015, an increase of 9% on a year-over-year basis and up 11% sequentially compared with the fourth quarter of 2015.

Capital Update

In March, 2016, the Company completed a public offering of 10 million shares of its common stock for net cash proceeds of approximately $186.2 million. As of March 31, 2016, the Company had $470.2 million in cash and cash equivalents and short term investments and $46.7 million available under its credit facilities. Total debt at March 31, 2016 was $490.9 million. Capital expenditures in the first quarter totaled $6.1 million and were associated largely with the Company’s investments in various maintenance, expansion and cost improvement projects.

Outlook and Guidance

Due to the current lack of visibility in its Oil and Gas business, the Company will continue to refrain from providing guidance for Adjusted EBITDA until such time as we can gain more clarity around our customers’ business activity levels and the associated demand for our products. Based on current market conditions, the Company anticipates that its capital expenditures for 2016 will be in the range of $15 million to $20 million.

Conference Call

U.S. Silica will host a conference call for investors tomorrow, April 27, 2016 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853. The conference ID number for the replay is 13634309. The replay of the call will be available through May 27, 2016.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 116-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 260 products to customers across our end markets. The Company currently operates nine industrial sand production plants and eight oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois, and Houston, Texas.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers or failure of our customers to pay amounts due to us; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Sales	$122,510	$203,958
Cost of goods sold (excluding depreciation, depletion and amortization)	106,751	138,653
Operating expenses
Selling, general and administrative	15,503	26,961
Depreciation, depletion and amortization	14,556	13,243

	30,059	40,204

Operating income (loss)	(14,300)	25,101
Other income (expense)
Interest expense	(6,643)	(6,836)
Other income, net, including interest income	1,790	11

	(4,853)	(6,825)

Income (loss) before income taxes	(19,153)	18,276
Income tax benefit (expense)	8,493	(3,453)

Net income (loss)	$(10,660)	$14,823

Earnings (loss) per share:
Basic	$(0.20)	$0.28
Diluted	$(0.20)	$0.28
Weighted average shares outstanding:
Basic	54,470	53,416
Diluted	54,470	53,869
Dividends declared per share	$0.06	$0.13

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31,	December 31,
	2016	2015
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$463,395	$277,077
Short-term investments	6,840	21,849
Accounts receivable, net	59,078	58,706
Inventories, net	67,091	65,004
Prepaid expenses and other current assets	10,375	9,921
Income tax deposits	939	6,583

Total current assets	607,718	439,140

Property, plant and mine development, net	553,005	561,196
Goodwill	68,647	68,647
Trade names	14,474	14,474
Customer relationships, net	6,329	6,453
Other assets	18,127	18,709

Total assets	$1,268,300	$1,108,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	45,394	49,631
Dividends payable	3,339	3,453
Accrued liabilities	11,547	11,708
Accrued interest	57	58
Current portion of long-term debt	3,333	3,330
Current portion of deferred revenue	7,216	15,738

Total current liabilities	70,886	83,918

Long-term debt	487,540	488,375
Liability for pension and other post-retirement benefits	60,600	55,893
Deferred revenue	66,948	59,676
Deferred income taxes, net	9,770	19,513
Other long-term obligations	17,563	17,077

Total liabilities	713,307	724,452

Stockholders’ Equity:
Preferred stock	—	—
Common stock	639	539
Additional paid-in capital	379,336	194,670
Retained earnings	207,040	220,974
Treasury stock, at cost	(13,323)	(15,845)
Accumulated other comprehensive loss	(18,699)	(16,171)

Total stockholders’ equity	554,993	384,167

Total liabilities and stockholders’ equity	$1,268,300	$1,108,619

Non-GAAP Financial Measures

Segment Contribution Margin

Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.

The following table sets forth a reconciliation of income before income taxes, the most directly comparable GAAP financial measure, to segment contribution margin.

	For the Three Months Ended March 31,
	2016	2015
	(in thousands)
Sales:
Oil & Gas Proppants	$73,865	$148,753
Industrial & Specialty Products	48,645	55,205

Total sales	122,510	203,958
Segment contribution margin:
Oil & Gas Proppants	851	52,195

Industrial & Specialty Products	16,893	15,456

Total segment contribution margin	17,744	67,651
Operating activities excluded from segment cost of goods sold	(1,985)	(2,346)
Selling, general and administrative	(15,503)	(26,961)
Depreciation, depletion and amortization	(14,556)	(13,243)
Interest expense	(6,643)	(6,836)
Other income, net, including interest income	1,790	11

Income (loss) before income taxes	$(19,153)	$18,276

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	For the Three Months Ended March 31,
	2016	2015
	(in thousands)
Net income (loss)	$(10,660)	$14,823
Total interest expense, net of interest income	6,370	6,940
Provision for taxes	(8,493)	3,453
Total depreciation, depletion and amortization expenses	14,556	13,243

EBITDA	1,773	38,459
Non-cash incentive compensation(1)	1,906	2,090
Post-employment expenses (excluding service costs)(2)	765	868
Business development related expenses(3)	107	8,328
Other adjustments allowable under our existing credit agreements(4)	701	1,538

Adjusted EBITDA	$5,252	$51,283

(1)	Reflects equity-based compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. See Note L - Pension and Post-retirement Benefits to our Financial Statements in Part 1, Item 1 of this Quarterly Report on Form 10-Q.
(3)	Reflects expenses related to business development activities in connection with our growth and expansion initiatives.
(4)	Reflects miscellaneous adjustments permitted under our existing credit agreement, including such items as restructuring costs. The 2016 amount includes a gain on insurance settlement of $1.5 million and restructuring costs of $2.2 million for actions that will provide future cost savings.

Investor Contact:

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@USSilica.com

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